EXHIBIT (11)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                  =============================================
                        COMPUTATION OF EARNINGS PER SHARE
                        ---------------------------------
                  Amounts in Millions, Except per Share Amounts
                                                  Three Months Ended       Nine Months Ended
                                                       March 31                 March 31
                                                  ------------------       -----------------
BASIC EARNINGS PER SHARE                          1998        1997         1998       1997
------------------------                          ------      ------       ------     ------
Net earnings                                      $  961      $  881       $3,093     $2,804
  Deduct preferred stock dividends                    26          26           78         78
                                                  ------      ------       ------     ------
Net earnings applicable to common stock           $  935      $  855       $3,015     $2,726
---------------------------------------           ======      ======       ======     ======
  Average number of common shares outstanding     1,344.9     1,362.8      1,344.9    1,362.8

Per Share
------------
  Basic earnings per share                        $  .69      $  .63       $ 2.24     $ 2.00
                                                  ======      ======       ======     ======
DILUTIVE EARNINGS PER SHARE
---------------------------
Net earnings                                      $  961      $  881       $3,093     $2,804
  Deduct differential -- preferred
     vs. common dividends                              6           8           19         24
                                                  ------      ------       ------     ------
Net earnings applicable to common stock           $  955      $  873       $3,074     $2,780
---------------------------------------           ======      ======       ======     ======
  Average number of common shares outstanding     1,344.9     1,362.8      1,344.9    1,362.8
  Add potential effect of:
     Exercise of options                            22.6        21.4         22.6       21.4
     Conversion of preferred stock                 100.0       102.0        100.0      102.0
                                                  ------      ------       ------     ------
  Average number of common shares
     outstanding, assuming dilution               1,467.5     1,486.2      1,467.5    1,486.2
                                                  =======     =======      =======    =======

  Dilutive earnings per share                     $  .65      $  .59       $ 2.09     $ 1.87
                                                  ======      ======       ======     ======
